EXHIBIT 10.1
Confidential Severance Agreement and General Release
          PHOENIX FOOTWEAR GROUP, INC. (“Company”) and RICHARD E. WHITE (“Employee”) hereby agree to end their employment relationship on the following basis:
     1. Employee has submitted his voluntary resignation from all positions with the Company effective June 30, 2006, and the Board effective May 10, 2006. He will be paid his normal salary through that date, and any earned but unused vacation (160 hours), both to be paid in full by June 30, 2006, whether or not Employee signs this Agreement. In the meantime, Employee will cooperate fully with an amicable and professional transition of responsibilities and perform any duties required or actions requested by the Company. In addition, Employee will by June 2, 2006, return to the Company all files, records, credit cards, keys, equipment, and any other Company property or documents maintained by him for the Company’s use or benefit.
     2. Employee represents that he is resigning voluntarily and is signing this Agreement voluntarily and with a full understanding of and agreement with its terms.
     3. In reliance on such voluntary resignation and representations and releases in this Agreement, the Company will provide him with the following additional pay and benefits:
a.	Employee’s current salary of $41,666.67 per month, less legally required deductions, payable on the Company’s normal pay dates to and including November 30, 2007.

b.	If Employee exercises his COBRA rights in a timely manner, the Company will continue to pay its share of such premiums, on the same terms and conditions applicable to other Officers, through November 30, 2007. If Employee exercises his conversion rights to maintain his current life and disability plans, and such plans accept such conversion, the Company will pay the premiums for continuation of such plans through November 30, 2007. If any such plan cannot be continued in such manner, the Company will pay the premiums for a reasonably comparable plan through November 30, 2007.

c.	If Employee incurs actual out-of-pocket relocation expenses to move himself and his family out of Southern California during the six months after the effective date of this agreement which are not reimbursed by another party or employer, the Company after reasonable verification will reimburse such expenses up to $25,000.

d.	If Employee incurs an actual out-of-pocket mortgage penalty expense from his present mortgage holder regarding his present home in Rancho Santa Fe, the Company after reasonable verification by Employee and the mortgage company will reimburse such expenses up to $25,000.
e.	Employee may take the laptop and docking station in his office that he has been using after a Company official removes any Company proprietary information.

f.	Employee may retain the cell phone he has been using but will pay all charges incurred after May 12, 2006 and promptly transfer it to a new account in his name.

g.	Employee will retain access to his Company email address through June 30, 2006 and the Company will provide an auto reply feature if feasible for a reasonable time to advise emailers of his new contact information.
Employee agrees that he is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this paragraph, and hereby expressly waives any claim to any compensation, benefit, or payment which is not expressly referenced in this paragraph, other than his right to exercise any options he presently has in accordance with the terms of the applicable grant and the stock option plan and any rights he has under the Company’s 401k plan based on his June 30, 2006 resignation date. However, Employee hereby agrees that in exchange for other benefits in this Agreement, he has waived any right under Section 4(c) of his Employment Agreement or otherwise to be awarded any options to purchase additional shares of Company stock.
     4. In exchange for the pay and benefits provided in paragraph 3, Employee promises:
a.	to keep this Agreement and its contents in complete confidence and not to disclose the fact or terms of this Agreement or the fact or amount of these additional payments to any person, including any past, present, or prospective employee of the Company.

b.	not to disparage the Company or its products, services, employees, or management.

c.	not to use or disclose any confidential information, trade secrets, or financial, personnel, or client information which he learned while employed by the Company.

d.	not to, during the 12 months after the effective date of this Agreement, in any way, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any of its direct or indirect subsidiaries, unless such employee or former employee has not been employed by such entity for a period in excess of six months.
e.	not to, during the 12 months after the effective date of this Agreement, in any way, directly or indirectly, solicit to any persons or entities which are or were customers of the Company during any portion of the severance period or the 12 months preceding termination any products which are similar to products which the Company is selling or has sold at any time during the severance period.

f.	to reasonably cooperate with the Company with regard to any legal, regulatory, or other matters which relate to the time he was employed by the Company.
If Employee breaches any of the promises in this Agreement, the Company may stop any payments or benefits otherwise owing under paragraph 3 and may seek additional relief or remedy under paragraph 9 hereof.
     5. The Company’s Board of Directors agrees that it will not disparage employee’s performance of his job. The Company’s public announcement of his resignation will be consistent with the attached Exhibit A.
     6. Employee does hereby, for himself and his heirs, successors and assigns, release, acquit and forever discharge the Company, and its officers, directors, managers, employees, representatives, agents or attorneys, fiduciaries or benefit plans, related entities, affiliates, successors, and assigns (the Released Parties), of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which he or his heirs may have against such persons or entities based on any actions or events which occurred prior to the effective date of this Agreement, including but not limited to those related to, or arising from, Employee’s employment with the Company or his termination thereof.
     In exchange for material portions of the additional pay and benefits provided in paragraph 3 and in accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties regarding any act or omission which occurred on or before the effective date of this Agreement.
     7. It is further understood and agreed that as a condition of this Settlement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”
     8. This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements, except for (a) Section 5 of Employee’s June 15, 2004 Employment Agreement, and (b) the Stock Option Plan, both of which continue in full force and effect.
     9. Employee is hereby advised (a) to consult with an attorney prior to signing this Agreement and (b) that he has 21 days in which to consider and accept this Agreement by signing this Agreement, which should then be promptly returned to the Company’s Board of Directors Member Fred Port. In addition, Employee has a period of 7 days following his signing of this Agreement in which he may revoke the Agreement. If Employee does not advise the Company (by a writing received by Fred Port within such 7 day period) of his intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the 7 days.
     10. Any dispute regarding the validity or terms of this Agreement or any aspects of his employment or its termination and any other disputes between these parties shall be resolved by an arbitrator selected in accordance with the employment rules of JAMS in San Diego County, California as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception is a claim by either party for injunctive relief pending arbitration.

PHOENIX FOOTWEAR GROUP, INC.		RICHARD E. WHITE

By:	/s/ James R. Riedman	By:	/s/ Richard E. White

Date Signed:		Date Signed

May 10, 2006		May 10, 2006